Exhibit 10.35

AMYRIS BIOTECHNOLOGIES, INC.

January  24th, 2005

Re: Offer of Employment with Amyris Biotechnologies, Inc.

Dear Tamara Tompkins

On behalf of Amyris Biotechnologies, Inc. (“Amyris”), I am delighted to offer to you employment with Amyris. If you accept this offer and satisfy the conditions of acceptance set forth herein, your employment with Amyris will commence on February 7, 2005, under the following terms:

Position.

You will be employed full-time by Amyris initially as its Vice President of Operations and Legal Affairs, reporting to Kinkead Reiling, Ph.D.

Cash Compensation.

You will initially earn a monthly base salary of $8333.33 annualized at $100,000, which shall be paid in accordance with Amyris’ regular payroll schedule. Upon Amyris’ first equity funding event or corporate partnership to which you contribute materially and which is worth at least $4,000,000 your annualized salary will be increased by $50,000 to $150,000. Further, this pay raise will be retroactive to your initial date of employment. For funding events of less than $4,000,000 and more than $1,000,000, the aforementioned raise will be a based on the following formula: $50,000*(Funding-1,000,000)/3,000,000.

Benefits.

You will be eligible to participate in the employee benefits plans, including paid time off, that are generally made available to the employees of Amyris, as those benefits become available. At this time, Amyris can offer you three (3) weeks of vacation and the payment of your California Bar Dues. Further, Amyris will contribute to you MCLE fees in accordance with our standard budget for employee attendance of conferences (currently estimated at $1500/year). Because Amyris is newly-formed, we are working diligently to put in place a full range of benefits as soon as possible.

Equity.

You will be recommended to Amyris’ Board of Directors (the “Board”) to be granted a stock option to purchase 75,000 shares of common stock of Amyris (the “Option Shares”) at the strike price of $0.10 per share, which will vest as follows: (i) except as provided below, twenty-five percent (25%) of the Option Shares will vest upon completion of your twelfth (12th) month of employment with Amyris, and (ii) the balance of the Option Shares will vest in a series of thirty- six (36) successive equal monthly instalments upon your completion of each additional month of employment with Amyris thereafter.

Notwithstanding clause (i) of the preceding paragraph, if, at any time during the initial twelve (12) months of your employment with Amyris, there is an Involuntary Termination of your employment, a number of Option Shares equal to (x) 1/48 of the Option Shares, multiplied by (y) the number of months you were employed by Amyris prior to the effective date of such Involuntary Termination (pro-rated for any month(s) of partial employment) shall accelerate and become immediately vested. For purposes of this offer letter, an “Involuntary Termination” shall mean the termination of your employment with Amyris for one or more of the following reasons:

(1) You are involuntary dismissed or discharged by Amyris for reasons other than: (a) an act of fraud, embezzlement, or dishonesty, (b) the unauthorized use or disclosure by you of confidential information or trade secrets of Amyris, (c) any misconduct by you that has a material adverse affect on the business or affairs of Amyris, or (d) one or more unsatisfactory performance reviews; or

(2) You voluntarily resign following: (a) a change in your position with Amyris which materially reduces your duties and responsibilities or the level of management of Amyris to which you report, or (b) a reduction in your level of compensation by more than fifteen percent (15%).

Company Policy.

As an employee of Amyris, you will be subject to, and will be expected to comply with its policies and procedures, personnel and otherwise, as those policies are developed and communicated to you.

“At-Will” Employment.

Employment with Amyris is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by Amyris at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Amyris’ personnel policies and procedures, may be changed at any time in the sole discretion of Amyris. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of Amyris and may not be changed, except in an express writing signed by you and by Amyris’ President.

Full-time Services to The Company

The Company requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please contact Kinkead Reiling.

Conditions of Offer.

In order to accept this offer, and for your acceptance to be effective, you must satisfy the following conditions:

•	Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Proprietary Information and Inventions Agreement without modification,

•

Your consent to, and results satisfactory to the Company of, reference and background checks. Until you have been informed in writing by the Company that such checks have been completed and the results satisfactory, you may wish to defer reliance on this offer.

•	Your signed agreement to the terms of the enclosed Mutual Agreement to Arbitrate Employment Disputes without modification.

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Your return of the enclosed copy of this letter, after being signed by you without modification, to the Company no later than February 5, 2005, after which time this offer will expire. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre- existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (ii) you have not and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement.

Provided that the conditions of this offer and your acceptance are satisfied, this letter and the enclosed PIIA shall constitute the full and complete agreement between you and Amyris regarding the terms and conditions of your employment. This letter and the enclosed PIIA cancel supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Amyris or any representative or agent of Amyris regarding any aspect of your employment. Any change to the terms of your employment with Amyris, as set forth in this letter, must be in an individualized writing to you, signed by Amyris to be effective.

Please confirm your acceptance of this offer, by signing and returning the enclosed copy of this letter and the PIIA to Kinkead Reiling by February 5, 2005. If not accepted by you as of that date, this offer will expire. We look forward to having you join Amyris. If you have any questions, please do not hesitate to contact Kinkead at (415) 640-9742.

Sincerely,

/s/ Kinkead Reiling
Kinkead Reiling
President, Amyris Biotechnologies, Inc.

I ACCEPT AMYRIS’S OFFER OF EMPLOYMENT, ABOVE.

/s/ Tamara Tompkins	February 7, 2005
Tammy Tompkins	Date